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                               KH FUNDING COMPANY

                              ARTICLES OF AMENDMENT

     KH Funding Company, having its principal office in Silver Spring, Montgomery County, Maryland (hereinafter called "Corporation"), hereby certifies to the State Department of Assessments and Taxation (the "Department") that:

          FIRST: The Articles of Incorporation of the Corporation are hereby amended by deleting Article FIFTH and substituting in lieu thereof, the following:

          "FIFTH: The total authorized capital stock of the Corporation is Five Million (5,000,000) shares with a par value of $0.01 per share amounting to an aggregate of Fifty Thousand Dollars ($50,000)."

          SECOND: The entire Board of Directors of the Corporation has signed a written consent in which consent the foregoing Amendment to the Articles of Incorporation was set forth, declared to be advisable, and directed to be submitted to the Stockholders of the Corporation for action thereon.

          THIRD: The Stockholders of the Corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter approved the foregoing Amendment to the Articles of Incorporation.

          FOURTH: The Amendment to the Articles of Incorporation of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the Stockholders of the Corporation.

          FIFTH: Prior to the filing of these Articles of Amendment, the Corporation had authority to issue Two Million (2,000,000) shares of Capital Stock, with $0.01 par value per share. Prior to the filing of these Articles of Amendment, the aggregate par value of all

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shares of all classes of stock was Twenty Thousand Dollars ($20,000). Subsequent to the filing of these Articles of Amendment, the Corporation shall have authority to issue Five Million (5,000,000) shares of Common Stock, with $0.01 par value per share. Subsequent to the filing of these Articles of Amendment, the aggregate par value of all shares of all classes of stock shall be Fifty Thousand Dollars ($50,000). A description of the stock appears in Article FIRST hereinabove.

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     IN WITNESS WHEREOF, KH Funding Company has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary, this 6th day of May, 2002, and its said President acknowledges under the penalties for perjury that these Articles of Amendment are the corporate act of said Corporation and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

ATTEST:                                          KH FUNDING COMPANY


 /s/ Louise B. Sehman                            By:  /s/ Robert L. Harris
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Louise B. Sehman, Secretary                          Robert L. Harris, President

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